Exhibit 99.2

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

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In re:	)	Chapter 11
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CONSTAR INTERNATIONAL INC., et al.,[1]	)	Case No. 08-13432 (PJW)
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Debtors.	)	Jointly Administered
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FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER

CONFIRMING THE DEBTORS’ SECOND AMENDED

JOINT PLAN OF REORGANIZATION PURSUANT TO

CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

INTRODUCTION

On December 30, 2008 (the “Petition Date”), Constar International Inc., BFF Inc., DT, Inc., Constar, Inc., Constar Foreign Holdings, Inc. and Constar International U.K. Limited, as debtors and debtors in possession (collectively, the “Debtors”)2 each filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

On the Petition Date, the Debtors filed their Disclosure Statement for the Joint Chapter 11 Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code together with their Joint Chapter 11 Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code [Docket No. 21].

[1]

The Debtors and, where applicable, the last four digits of their respective tax identification numbers are: Constar International Inc. (XX-XXX9304), BFF, Inc. (XX-XXX1229), DT, Inc. (XX-XXX7693), Constar, Inc. (XX-XXX0950), Constar Foreign Holdings, Inc (XX-XXX8591) and Constar International U.K. Limited. The address of Constar International Inc., BFF, Inc., DT, Inc., Constar, Inc. and Constar Foreign Holdings, Inc. is One Crown Way, Philadelphia, Pennsylvania 19154. The address of Constar International U.K. Limited is Moor Lane Trading Estate, Sherburn in Elmet, Nr Leeds, North Yorkshire LS25 6ES, UK.

[2]

Unless otherwise noted, capitalized terms not defined herein shall have the meanings ascribed to them in the Debtors’ Second Amended Joint Plan of Reorganization, as Further Modified, Pursuant to Chapter 11 of the United States Bankruptcy Code [Docket No. 433].

On January 5, 2009, the United States Trustee (the “U.S. Trustee”) appointed in these chapter 11 cases the Official Committee of Unsecured Creditors (the “Committee”).

On January 29, 2009, the Debtors filed their First Amended Disclosure Statement for the Debtors’ First Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code together with their First Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code [Docket No. 145].

On February 3, 2009, the Debtors filed their Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code (the “Plan”) together with their Disclosure Statement for the Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code (the “Disclosure Statement”) [Docket No. 161].

On February 3, 2009, the Bankruptcy Court entered an Order (A) Approving Adequacy of the Disclosure Statement; (B) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject the [Second] Amended Plan; (C) Fixing the Administrative Expense Bar Date; (D) Fixing a Record Date for Distribution; and (E) Fixing Date, Time and Place for Confirmation Hearing (the “Disclosure Statement Order”) [Docket No. 169]. The Disclosure Statement Order, among other things, (i) established April 9, 2009 at 4:00 p.m. (Prevailing Eastern Time) as the deadline for voting on the Plan (the “Voting Deadline”), (ii) established April 16, 2009 at 4:00 p.m. (Prevailing Eastern Time) as the deadline for objections to confirmation of the Plan (the “Objection Deadline”), (iii) established February 3, 2009 as the record date for purposes of determining which holders of claims are entitled to vote on the Plan and are entitled to receive the Solicitation Materials (the “Record Date”), (iv) established the administrative expense bar date as 4:00 p.m. (Prevailing Eastern Time) on the first business day that is thirty (30) days after the Effective Date of the Plan (the “Administrative Expense Bar Date”) and (v) scheduled a hearing commencing on April 29, 2009 at 2:00 p.m. (Prevailing Eastern Time) to consider confirmation of the Plan and objections thereto. The hearing to consider confirmation of the Plan and objections thereto was subsequently rescheduled to commence on April 28, 2009 at 2:00 p.m. (Prevailing Eastern Time) and then to May 4, 2009 at 1:30 p.m. (Prevailing Eastern Time) (the “Confirmation Hearing”).

On February 5, 2009, the Debtors published the Notice of Deadline for the Filing of Proofs of Claim in The New York Times and the Financial Times, as attested to in the affidavits of publication filed on March 9, 2009 [Docket Nos. 271 and 273].

On March 4-5, 2009, the Debtors’ Voting Agent, Epiq Bankruptcy Solutions, LLC (“Epiq”), transmitted solicitation materials (the “Solicitation Materials”) in accordance with the Disclosure Statement Order, as attested to in the Affidavit of Service of Epiq of Mailing of Solicitation Packages filed on March 10, 2009 (the “Solicitation Affidavit”) [Docket No. 277].

On March 23, 2009, the Debtors published the Notice of Hearing to Consider Confirmation of Debtors’ Second Amended Joint Chapter 11 Plan in The Times (of London) and The Wall Street Journal, as attested to in the affidavits of publication filed on April 4, 2009 [Docket Nos. 359 and 360].

Timely objections to confirmation of the Plan were filed and served by the The Bank of New York Mellon, as Indenture Trustee to the Senior Secured FRNs [Docket No. 398] and the Tennessee Department of Revenue [Docket No. 400].

On April 6, 2009, the Debtors filed the Plan Supplement containing the New Organizational Documents [Ex. C], the List of Executory Contracts and Unexpired Leases to be Rejected [Ex. E], the List of Executory Contracts and Unexpired Leases to be Assumed and Cure Amounts [Ex. F], and the List of Retained Causes of Action [Ex. G] (the “Plan Supplement”) [Docket No. 361].

On April 20, 2009, the Debtors filed the First Amendment to Plan Supplement containing certain additional and/or modified Plan Supplement documents (the “First Amended Plan Supplement”) [Docket No. 406].

On April 23, 2009, the Debtors filed the Declaration of Daniel C. McElhinney Regarding the Tabulation of and Results of Voting with Respect to Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code (the “Voting Affidavit”) [Docket No. 419].

On April 30, 2009, the Debtors filed (A) the Debtors’ Memorandum of Law in (x) Support of Confirmation of the Plan and (y) Response to Certain Objections Thereto (the “Memorandum”) [Docket No. 432], (B) the Second Amended Chapter 11 Plan of Reorganization (Joint), as Further Modified, Pursuant to Chapter 11 of the United States Bankruptcy Code [Docket No. 433], and (C) the Second Amendment to Plan Supplement containing certain additional and/or modified Plan Supplement documents (the “Second Amended Plan Supplement”) [Docket No. 434].

On April 30, 2009, the Committee filed the Statement of Official Committee of Unsecured Creditors of Constar International Inc., et al.: (A) in Support of Confirmation of Debtors’ Second Amended Joint Plan of Reorganization, as Further Modified, Subject to Satisfaction of Plan Conditions; and (B) in Reply to Objection of Bank of New York Mellon, as Indenture Trustee (the “Committee Memorandum”) [Docket No. 431].

On May 4, 2009, the Committee filed the Declarations in Further Support of Statement in Support of Confirmation of Debtors’ Second Amended Joint Plan of Reorganization, as Further Modified, Subject to Satisfaction of Plan Conditions [Docket No. 442] (the “Declarations”).

On May 4, 2009, the Debtors filed the Third Amendment to Plan Supplement containing certain further changes to the Plan Supplement documents (the “Third Amended Plan Supplement,” [Docket No. 443], and, together with the Plan Supplement, the First Amended Plan Supplement and the Second Amended Plan Supplement, the “Amended Plan Supplement”).

The Confirmation Hearing commenced and concluded on May 4, 2009.

NOW, THEREFORE, the Bankruptcy Court having considered the Disclosure Statement, the Solicitation Affidavit, the Amended Plan Supplement, the Voting Affidavit, the Ballot, the Memorandum, the Committee Memorandum, all objections to Confirmation and all evidence proffered or adduced and the statements, arguments and objections of counsel at the Confirmation Hearing; taken judicial notice of all the papers and pleadings filed in these chapter 11 cases; overruled any and all objections to the Plan and Confirmation and all statements and reservations of rights not consensually resolved or withdrawn; it appearing to the Bankruptcy Court that notice of the Confirmation Hearing and the opportunity for any party in interest to object to Confirmation have been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents filed in support of Confirmation and presented at the Confirmation Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Bankruptcy Court hereby makes and issues the following Findings of Fact, Conclusions of Law and Orders:

I. FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.	Findings and Conclusions.

1. The findings and conclusions set forth herein and in the record of the Confirmation Hearing constitute the Bankruptcy Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.	Jurisdiction and Venue

2. Venue in the Bankruptcy Court was proper as of the Petition Date pursuant to 28 U.S.C. §§ 1408 and 1409 and continues to be proper during these chapter 11 cases. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2)(A), (L) and (O) and the Bankruptcy Court has jurisdiction to enter a final order with respect thereto. The Bankruptcy Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. § 1334, and has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

C.	Eligibility for Relief

3. The Debtors were and are entities eligible for relief under section 109 of the Bankruptcy Code.

D.	Commencement and Joint Administration of these Chapter 11 Cases

4. On the Petition Date, each of the Debtors commenced a case under chapter 11 of the Bankruptcy Code. By prior order of the Bankruptcy Court, these chapter 11 cases have been consolidated for procedural purposes and are being jointly administered pursuant to Bankruptcy Rule 1015. The Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in these chapter 11 cases.

E.	Judicial Notice

5. The Bankruptcy Court takes judicial notice of (and deems admitted into evidence for Confirmation) the docket of these chapter 11 cases and all related adversary proceedings and appeals maintained by the clerk of the applicable court or its duly appointed agent, including all pleadings and other documents on file, all orders entered, all hearing transcripts, and all evidence and arguments made, proffered, or adduced at the hearings held before the applicable court during the pendency of these chapter 11 cases.

6. Any resolutions of objections to Confirmation explained on the record at the Confirmation Hearing are hereby incorporated by reference. All unresolved objections, statements, and reservations of rights are overruled on the merits.

F.	Modifications to the Plan

7. The Debtors have made certain non-material modifications to the Plan as set forth on the record at the Confirmation Hearing (the “Modifications”). This filing and the description of Modifications on the record at the Confirmation Hearing constitute due and sufficient notice thereof under the circumstances of these chapter 11 cases. The Plan, as modified by the Modifications, constitutes, the “Plan.” The Modifications do not adversely affect the treatment of any Claims or equity interests in the Debtors under the Plan. The Modifications neither require additional disclosure under section 1125 of the Bankruptcy Code nor re-solicitation of votes on the Plan under section 1126 of the Bankruptcy Code. In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all holders of Claims who voted to accept the Plan or who are conclusively presumed to accept the Plan are deemed to have accepted the Plan, as modified by the Modifications. No holder of a Claim that has voted to accept the Plan shall be permitted to change its acceptance to a rejection as a consequence of the Modifications. The Modifications incorporated into the Plan comply with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019.

G.	Burden of Proof

8. As more fully set forth herein, the Debtors, as proponents of the Plan, have met their burden of proving each of the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for the Confirmation.

H.	Solicitation and Notice

9. The solicitation of acceptances and rejections of the Plan was exempt from the registration requirements of the Securities Act of 1933 (as amended, and including the rules and regulations promulgated thereunder, the “Securities Act”) and applicable state and local securities laws, and no other non-bankruptcy law applies to the solicitation. Votes for acceptance or rejection of the Plan were solicited in good faith and in compliance with sections 1125 and 1126 of the Bankruptcy Code, Rules 3017 and 3018 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and all other applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and all other rules, laws and regulations. All procedures used to distribute Ballots to the applicable Holders of Class 4—Senior Subordinated Notes and to tabulate the Ballots were fair and reasonable and conducted in accordance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Disclosure Statement Order and all other applicable rules, laws and regulations. The forms of the Ballots adequately addressed the particular needs of these chapter 11 cases and were appropriate for the Class of Claims entitled to vote to accept or reject the Plan. The letter from the Committee included in the Solicitation Materials, a copy of which is attached hereto as Exhibit A, was fair and reasonable and constituted good faith solicitation and was in compliance with sections 1125 and 1126 of the Bankruptcy Code, Rules 3017 and 3018 of the Bankruptcy Rules and all other applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and all other rules, laws and regulations.

I.	Transmittal and Mailing of Materials; Notice

10. The Debtors have given proper and sufficient notice of the Confirmation Hearing as required by Bankruptcy Rule 3017(d). The solicitation of votes to accept or reject the Plan satisfies Bankruptcy Rule 3018. The Plan was transmitted to all holders of Voting Claims and sufficient time was prescribed for such creditors to accept or reject the Plan. The Solicitation Materials and solicitation procedures were adequate and sufficient under the circumstances of these chapter 11 cases and comply with section 1126 of the Bankruptcy Code, thereby satisfying the requirements of Bankruptcy Rule 3018. The Solicitation Materials were transmitted and served in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order and all other applicable rules, laws, and regulations governing notice, disclosure and solicitation in connection with the Plan and Disclosure Statement, and such transmittal and service were adequate and sufficient under the circumstances. The Debtors published the Confirmation Hearing Notice once in each of The Wall Street Journal and The Times (of London) on March 23, 2009, in substantial compliance with the Disclosure Statement Order and Bankruptcy Rule 2002(l), as evidenced by the Publication Affidavits. Adequate and sufficient notice of the Confirmation Hearing and other requirements, deadlines, hearings and matters described in the Disclosure Statement Order was timely provided and was given in compliance with the Bankruptcy Code and Bankruptcy Rules and provided due process and an opportunity to appear and be heard to all parties in interest, and no other or further notice is or shall be required.

J.	Voting Affidavit

11. All procedures used to tabulate the Ballots were fair and conducted in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Disclosure Statement Order and all other applicable rules, laws, and regulations. As evidenced by the Voting Affidavit, votes to accept the Plan have been solicited and tabulated fairly, in good faith and in a manner consistent with the Disclosure Statement Order, the Bankruptcy Code, and the Bankruptcy Rules.

12. As evidenced by the Voting Affidavit, Class 4—Senior Subordinated Note Claims voted to accept the Plan.

13. Creditors in Class 1–Other Priority Claims, Class 2–Senior Secured FRN Claims, Class 3–Other Secured Claims, and Class 5–Other General Unsecured are Unimpaired and deemed to accept the Plan and, therefore, are not entitled to vote to accept or reject the Plan.

14. Creditors in Class 6—Section 510(b) Claims and Class 7—Equity Interests (collectively, the “Rejecting Classes”) are Impaired, are not receiving any property under the Second Amended Plan, are deemed to reject the Plan and need not vote to accept or reject the Plan.

K.	Plan Supplements

15. The Plan Supplement, the First Amended Plan Supplement, the Second Amended Plan Supplement and the Third Amended Plan Supplement comply with the terms of the Plan, and the filing and notice of such documents was good and proper in accordance with the Bankruptcy Code and the Bankruptcy Rules and no other or further notice is or shall be required. The Debtors are authorized to modify the Amended Plan Supplement following entry of the Confirmation Order in accordance with the terms of the Plan.

L.	Bankruptcy Rule 3016

16. The Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement with the clerk of the Bankruptcy Court satisfied Bankruptcy Rule 3016(b).

M.	Compliance with the Requirements of Section 1129 of the Bankruptcy Code

17. The Plan complies with all applicable provisions of section 1129 of the Bankruptcy Code as follows.

1.	Section 1129(a)(1)—Compliance of the Plan with Applicable Provisions of the Bankruptcy Code

18. The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including sections 1122 and 1123.

(i)	Section 1122 and 1123(a)(1)—Proper Classification

19. The classification of Claims and Interests under the Plan is proper under the Bankruptcy Code. Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan provides for the separate classification of Claims and Interests into seven Classes, based on differences in the factual nature, legal nature, or priority of such Claims and Interests (other than DIP Facility Claims, Administrative Claims, and Priority Tax Claims, which are addressed in Article II of the Plan, and which are not required to be designated as separate Classes pursuant to section 1123(a)(1) of the Bankruptcy Code). Valid business, factual, and legal reasons exist for the separate classification of the various Classes of Claims and Interests created under the Plan, the classifications are not done for any improper purpose, and the existence of such Classes under the Plan does not unfairly discriminate between or among Holders of Claims or Interests. As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.

20. As a result thereof, the requirements of sections 1122(a) and 1123(a)(1) of the Bankruptcy Code have been satisfied.

(ii)	Section 1123(a)(2)—Specification of Unimpaired Classes

21. Article III of the Plan specifies that Claims in Classes 1, 2, 3 and 5 are Unimpaired under the Plan.

22. On the Effective Date, any Event of Default (as defined under the Senior Secured FRN Indenture) is cured, and Class 2—Senior Secured FRN Claims shall be deaccelerated and Reinstated in full as of the date immediately prior to the Petition Date.

23. Additionally, Article II of the Plan specifies that Administrative Claims, DIP Facility Claims, and Priority Tax Claims are Unimpaired, although these Claims are not classified under the Plan.

24. As a result thereof, the requirements of section 1123(a)(2) of the Bankruptcy Code have been satisfied.

(iii)	Section 1123(a)(3)—Specification of Treatment of Impaired Classes

25. Article III of the Plan specifies the treatment of each Impaired Class under the Plan, including Classes 4, 6 and 7. In full and final satisfaction, settlement, release, and discharge of and in exchange for the Senior Subordinated Notes, on the Effective Date each Holder of such Class 4 Claims shall receive his Pro Rata portion of the Distribution Shares, and shall receive 100% of the New Equity subject to any dilution arising from the Management Incentive Plan. On the Effective Date, all Class 6—Section 510(b) Claims shall be extinguished and no distributions shall be made on account of Class 6 Claims. On the Effective Date, all Equity Interests shall be deemed canceled and extinguished, and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the Holders of Class 7—Equity Interests. As a result thereof, the requirements of section 1123(a)(3) of the Bankruptcy Code have been satisfied.

(iv)	Section 1123(a)(4)—No Discrimination

26. Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article III of the Plan uniformly provides for the same treatment of each Claim or Interest in a particular Class, as the case may be, unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment with respect to such Claim or Interest. As a result thereof, the requirements of section 1123(a)(4) of the Bankruptcy Code have been satisfied.

(v)	Section 1123(a)(5)—Additional Plan Provisions

27. Pursuant to section 1123(a)(5) of the Bankruptcy Code, Article IV of the Plan, and various other provisions of the Plan and the Amended Plan Supplement specifically provide in detail adequate and proper means for the Plan’s implementation, including: (a) the continuation of the corporate existence of the Debtors and the vesting of assets in the Reorganized Debtors; (b) the amendment of the certificates of incorporation, charter, and bylaws of the Debtors as required to be consistent with the provisions of the Plan and the Bankruptcy Code; (e) the cancellation of the Old Common Stock; (f) the authorization for the Reorganized Debtors’ entry—at their discretion and election—into the Exit Facility and the execution of Exit Facility Documents; (g) the authorization and issuance or distribution of the New Equity and the execution of related documents; (h) the selection and approval by the Existing Board of the initial directors and officers of the Reorganized Debtors; (i) the sources of Cash for distributions under the Plan; and (j) establishment of the Professional Fee Escrow Account, which will ensure the payment of all Accrued Professional Compensation awardable and allowable under sections 328, 330(a), or 331 of the Bankruptcy Code. Moreover, the Reorganized Debtors will have, immediately upon the Effective Date, sufficient Cash to make all payments required to be made on the Effective Date pursuant to the terms of the Plan. As a result thereof, the requirements of section 1123(a)(5) of the Bankruptcy Code have been satisfied.

(vi)	Section 1123(a)(6)—Voting Power of Equity Securities

28. Article Fourth, paragraph B of the Restated Certificate of Incorporation of Constar International Inc., attached as Exhibit C-1 to the Plan Supplement, prohibits the issuance of non-voting equity securities, thereby satisfying section 1123(a)(6) of the Bankruptcy Code. The amended and restated organizational documents for each of the other Debtors likewise satisfy section 1123(a)(6) of the Bankruptcy Code.

(vii)	Section 1123(a)(7)—Selection of Officers and Directors

29. The initial officers and directors of the Reorganized Debtors are listed in Exhibit B to the Second Amended Plan Supplement. The selection and approval by the Existing Board of the initial directors and officers of the Reorganized Debtors is consistent with the interests of Holders of Claims and Interests and public policy. As a result, the requirements of section 1123(a)(7) of the Bankruptcy Code have been satisfied.

(viii)	Section 1123(b)—Discretionary Contents of the Plan

30. The Plan contains various provisions that may be construed as discretionary, but are not required for Confirmation under the Bankruptcy Code. These Plan provisions are appropriate, in the best interests of the Debtors and their Estates, and not inconsistent with the applicable provisions of the Bankruptcy Code, including, without limitation, provisions for (a) the assumption or rejection of executory contracts and unexpired leases; (b) the Reorganized Debtors’ retention of limited Causes of Action that the Debtors had or had power to assert immediately prior to the Effective Date, whether directly or derivatively; and (c) releases of various persons and entities, exculpation of various persons and entities with respect to actions related to or taken in furtherance of these chapter 11 cases, and injunctions against certain actions against the Debtors, their Estates, and their properties. Thus, section 1123(b) of the Bankruptcy Code is satisfied.

(a)	Section 1123(b)(1)-(2)—Claims and Executory Contracts

31. Pursuant to sections 1123(b)(1) and 1123(b)(2) of the Bankruptcy Code, respectively, Article III of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests, and Article V of the Plan provides for the assumption, assumption and assignment, or rejection of the executory contracts and unexpired leases of the Debtors not previously assumed, assumed or assigned, or rejected pursuant to section 365 of the Bankruptcy Code and appropriate authorizing orders of the Bankruptcy Court.

32. The Plan constitutes a motion to reject the executory contracts and unexpired leases of the Debtors that are designated to be rejected as set forth on the List of Executory Contracts and Unexpired Leases to be Rejected, attached as Exhibit E to the Plan Supplement. Each executory contract or unexpired lease to be rejected pursuant to the Plan is burdensome to the Estates and rejection thereof is in the best interests of the Estates.

33. The Plan also constitutes a motion to assume all other executory contracts and unexpired leases of the Debtors, including those that are designated to be assumed as set forth on the List of Executory Contracts and Unexpired Leases to be Assumed, attached as Exhibit F to the Plan Supplement. Each executory contract or lease to be assumed pursuant to the Plan is beneficial to the Estates and the assumption thereof is in the best interests of the Estates. Except as set forth in Exhibit B attached hereto, the cure amounts for each such assumed executory contract is as set forth in Exhibit F to the Plan Supplement.

(b)	Section 1123(b)(3)—Release, Exculpation, Injunction, Discharge, and Preservation of Claims Provisions

34. Releases by the Debtors. The releases and discharges of claims and Causes of Action by the Debtors described in Article VIII of the Plan pursuant to section 1123(b)(3)(A) of the Bankruptcy Code represent a valid exercise of the Debtors’ business judgment.

35. Releases by Holders of Claims and Interests. The releases of Claims and Causes of Action by Holders of Claims and Interests described in Article VIII of the Plan provide for the release by Holders of Claims and Interests that vote in favor of the Plan and, therefore, are consensual. The Ballots explicitly set forth that a vote to accept the Plan constitutes an acceptance and assent to the releases set forth in the Plan and directed parties to Article VIII of the Plan for further information about the release provisions. Thus, those Holders of Claims and Interests voting to accept the Plan were given due and adequate notice that they would be granting the releases by acting in such a manner.

36. Injunction. The injunction provisions set forth in Article VIII.I of the Plan are necessary to preserve and enforce the releases granted by the Plan in Article VIII.F and are narrowly tailored to achieve that purpose.

37. Exculpation. The exculpation provisions set forth in Article VIII.G of the Plan are appropriately tailored to protect the Exculpated Parties from inappropriate litigation and do not relieve any party of liability for gross negligence or willful misconduct.

38. Compliance with Bankruptcy Code. Each of the discharge, release, indemnification, and exculpation provisions set forth in the Plan: (a) is within the jurisdiction of the Bankruptcy Court under 28 U.S.C. §§ 1334(a), 1334(b), and 1334(d); (b) is an essential means of implementing the Plan; (c) is an integral element of the transactions incorporated into the Plan; (d) confers material benefits on, and is in the best interests of, the Debtors, their

Estates, and their Creditors; (e) is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties in interest in these chapter 11 cases with respect to the Debtors; and (f) is consistent with sections 105, 1123, 1129, and other applicable provisions of the Bankruptcy Code. The record of the Confirmation Hearing on these chapter 11 cases is sufficient to support the discharge, release, exculpation, and injunction provisions contained in Article VIII of the Plan.

39. Preservation of Claims and Causes of Action. Article IV.Q of the Plan appropriately provides for the preservation by the Debtors of the Causes of Action in accordance with section 1123(b)(3)(B) of the Bankruptcy Code. The provisions regarding Causes of Action in the Plan are appropriate and are in the best interests of the Debtors, their Estates, and Holders of Claims and Interests.

2.	Section 1129(a)(2)—Compliance of the Debtors and Others With the Applicable Provisions of the Bankruptcy Code

40. The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including sections 1123, 1125, and 1126 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018, and 3019. Specifically:

a.	The Debtors are proper debtors under section 109 of the Bankruptcy Code and proper proponents of the Plan under section 1121(a) of the Bankruptcy Code.

b.	The Debtors have complied with the applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of this Court.

c.	The Debtors have complied with all solicitation and disclosure requirements set forth in the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order governing notice, disclosure and solicitation in connection with the Plan and the Disclosure Statement.

41. The Debtors and their respective present and former members, officers, directors, employees, advisors, attorneys, and agents have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the offering, issuance, and distribution of recoveries under the Plan and, therefore, are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

3.	Section 1129(a)(3)—Proposal of Plan in Good Faith

42. The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. In determining that the Plan has been proposed in good faith, this Court has examined the totality of the circumstances surrounding the filing of these chapter 11 cases, the Plan itself, and the process leading to its formulation. These chapter 11 cases were filed and the Plan was proposed with the legitimate and honest purpose of reorganizing the Debtors’ ongoing business and maximizing the value of each of the Debtors and the substantial recovery to creditors.

4.	Section 1129(a)(4)—Bankruptcy Court Approval of Certain Payments as Reasonable

43. Any payment made or to be made by the Debtors for services or for costs and expenses in or in connection with these chapter 11 cases, or in connection with the Plan and incident to these chapter 11 cases requiring approval, has been approved by, or is subject to the approval of, this Court as reasonable; provided, however, that the reasonable fees and expenses of the Senior Secured FRN Indenture Trustee and of the Senior Subordinated Note Trustee are Allowed Administrative Claims and will be paid on the Effective Date without the need for the filing of a proof of claim or further Bankruptcy Court approval. The Plan thereby satisfies section 1129(a)(4) of the Bankruptcy Code.

5.	Section 1129(a)(5)—Directors, Officers, and Insiders

44. The Plan complies with the requirements of section 1129(a)(5) of the Bankruptcy Code because the Debtors have disclosed (a) the identity and affiliations of each proposed director and officer of the Reorganized Debtors in place as of the Effective Date and (b) to the extent applicable or available, the identity of and nature of any compensation for any insider who will be employed or retained by the Reorganized Debtors. The method of appointment of directors and officers was consistent with the interests of Holders of Claims and Interests and public policy. On the Effective Date, the operation of the Reorganized Debtors shall become the general responsibility of its New Board, subject to, and in accordance with, its New Organizational Documents.

6.	Section 1129(a)(6)—Approval of Rate Changes

45. The Plan does not contain or provide for any rate changes subject to the jurisdiction of any governmental regulatory commission and will not require governmental regulatory approval. Therefore, section 1129(a)(6) of the Bankruptcy Code is satisfied.

7.	Section 1129(a)(7)—Best Interests of Holders of Claims and Interests

46. The liquidation analysis included in the Disclosure Statement as Exhibit B (the “Liquidation Analysis”) and the other evidence related thereto that was proffered or adduced at or prior to, or in declarations in connection with, the Confirmation Hearing establish that each Holder of a Claim or Interest in an Impaired class either (i) has accepted the Plan or (ii) will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that it would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date. Estimated recoveries of each impaired Class are equal to or in excess of the recoveries estimated in a hypothetical chapter 7 liquidation. Under a chapter 7 scenario, holders of Senior Subordinated Note Claims are expected to receive nothing, while under the Plan such holders will receive equity in the Reorganized Debtors. Equity Claims (Classes 6 and 7) are expected to receive nothing under either the Plan or a hypothetical chapter 7 liquidation. Thus, the Plan satisfies the “best interests of creditors test” set forth in section 1129(a)(7) of the Bankruptcy Code.

8.	Section 1129(a)(8)—Conclusive Presumption of Acceptance by Unimpaired Classes; Acceptance of the Plan by Each Impaired Class

47. Classes 1, 2, 3 and 5 are Unimpaired and, therefore, are conclusively deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Classes 6 and 7 are Impaired and are deemed to have rejected the Plan.

48. Because the Plan has not been accepted by the Rejecting Classes, the Debtors sought Confirmation under section 1129(b), rather than section 1129(a)(8), of the Bankruptcy Code. Thus, although section 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to the Rejecting Classes, the Plan is confirmable because the Plan does not discriminate unfairly and is fair and equitable with respect to the Rejecting Classes and thus satisfies section 1129(b) of the Bankruptcy Code with respect to such Classes as described further below.

9.	Section 1129(a)(9)—Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code

49. The treatment of Allowed Administrative Claims, Allowed Priority Tax Claims, and Allowed Other Priority Claims under Articles II.B, II.C and III.B of the Plan satisfies the requirements of and complies in all respects with section 1129(a)(9) of the Bankruptcy Code.

10.	Section 1129(a)(10)—Acceptance by at Least One Impaired Class

50. As set forth in the Voting Affidavit, the Class 4—Senior Subordinated Note Holders have voted to accept the Plan. As such, there is at least one Class of Claims that is

Impaired under the Plan and has accepted the Plan, determined without including any acceptance of the Plan by any insider, thus satisfying section 1129(a)(10) of the Bankruptcy Code in all respects.

11.	Section 1129(a)(11)—Feasibility of the Plan

51. The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. Based on the findings herein that the consummation of the Plan and the transactions contemplated under the Plan will not constitute a change of control under the Senior Secured FRN Indenture, the Bankruptcy Court further finds that the evidence proffered or adduced at, or prior to, or in declarations filed in connection with, the Confirmation Hearing: (a) is reasonable, persuasive, and credible; (b) has not been controverted by other evidence; (c) establishes that, based on the fact that no change of control shall have occurred as a result of Plan confirmation (as detailed infra), the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan; and (d) establishes that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan, thus satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

12.	Section 1129(a)(12)—Payment of Bankruptcy Fees

52. Article XIII.B of the Plan provides that all fees payable pursuant to section 1930 of the United States Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid for each quarter (including any fraction thereof) until these chapter 11 cases are converted, dismissed, or closed, whichever occurs first. Therefore, the Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

13.	Section 1129(a)(13)—Retiree Benefits

53. Section 1129(a)(13) of the Bankruptcy Code requires a Plan to provide for retiree benefits at levels established pursuant to section 1114 of the Bankruptcy Code. Article IV.N of the Plan, and this Confirmation Order, as set forth more fully below, provide that, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law. Therefore, the Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code.

14.	Section 1129(a)(14)-(16)

54. Sections 1129(a)(14)-(16) are inapplicable as the Debtors (i) have no domestic support obligations (1129(a)(14)), (ii) are not individuals (1129(a)(15)), and (iii) are for-profit businesses (1129(a)(16)).

15.	Section 1129(b)—Confirmation of Plan Over Nonacceptance of Impaired Class

55. Notwithstanding the fact that the Rejecting Classes are deemed to reject the Plan, the Plan may be confirmed pursuant to section 1129(b)(1) of the Bankruptcy Code because: (a) Class 4—Senior Subordinated Note Claims, the only voting Class, has voted to accept the Plan; and (b) based on the evidence proffered or adduced at, or prior to the Confirmation Hearing, the Plan does not discriminate unfairly and is fair and equitable with respect to the Rejecting Classes. Thus, the Plan may be confirmed notwithstanding the Debtors’ failure to satisfy section 1129(a)(8) of the Bankruptcy Code. After entry of the Confirmation Order and upon Consummation, the Plan shall be binding upon the members of the Rejecting Classes.

56. The Plan does not unfairly discriminate because members within each Class are treated similarly. Accordingly, the Plan does not discriminate unfairly in respect to the Rejecting Classes or any other Class of Claims or Interests.

57. To determine whether a Plan is “fair and equitable” with respect to a Class of Claims or Interests, sections 1129(b)(2)(B)(ii) and 1129(b)(2)(C)(ii) of the Bankruptcy Code provide that the holder of any claim or interest that is junior to the interests of such class will not receive or retain under the Plan on account of such junior claim or interest any property. Under the Plan, no junior holder of a junior Claim or Interest will receive any distribution unless the holders of higher priority Claims receive the full value of their Claims or have consented to such treatment. The Plan provides that holders of Class 4—Senior Subordinated Note Claims will receive distributions, the value of which is less than 100% of the Allowed amount of their Claims. No Claims or Interests junior to the Senior Subordinated Note Claims shall receive any distributions under the Plan. Therefore, the Plan is fair and equitable and satisfies the requirements of section 1129(b).

16.	Section 1129(c)—Only One Plan

58. Other than previous versions of the Plan, no other Plan has been filed in these chapter 11 cases. Accordingly, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

17.	Section 1129(d)—Principal Purpose of the Plan Is Not Avoidance of Taxes

59. No Governmental Unit has requested that the Bankruptcy Court refuse to confirm the Plan on the grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act. As evidenced by its terms and the record of the Confirmation Hearing, the principal purpose of the Plan is not such avoidance. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

N.	Satisfaction of Confirmation Requirements

60. Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

O.	Good Faith

61. The Debtors, the DIP Facility Lenders, the Exit Facility Lenders, the Committee and the Supporting Noteholders (and all of their respective members, officers, directors, agents, financial advisers, attorneys, employees, partners, affiliates, and representatives) have been, are, and will continue to be acting in good faith if they proceed to: (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby (including, without limitation, the entry into and performance under the Exit Facility); and (b) take the actions authorized and directed by the Confirmation Order.

P.	Disclosure: Agreements and Other Documents

62. The Debtors have disclosed all material facts regarding: (a) the adoption of New Organizational Documents; (b) the selection of directors and officers for the Reorganized Debtors; (c) the Exit Facility; (d) the distribution of Cash; (e) the issuance of the New Equity; (f) the adoption, execution, and implementation of the other matters provided for under the Plan involving corporate action to be taken by or required of the Reorganized Debtors; and (g) the adoption, execution, and delivery of all contracts, leases, instruments, releases, indentures, and other agreements related to any of the foregoing.

Q.	Transfers by Debtors; Vesting of Assets

63. All transfers of property of the Debtors’ estates, including the transfer of New Equity, shall be free and clear of all Liens, charges, Claims, encumbrances, and other interests, except as expressly provided in the Plan. Pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of each of the Debtors (excluding property that has been abandoned pursuant to the Plan or an order of the Bankruptcy Court) shall vest in each respective Reorganized Debtor or its successors or assigns, as the case may be, free and clear of all Liens, charges, Claims, encumbrances, and other interests, except as expressly provided in the Plan. Such vesting does not constitute a voidable transfer under the Bankruptcy Code or applicable nonbankruptcy law.

R.	Conditions to Confirmation

64. Entry of this Confirmation Order satisfies the condition to Confirmation set forth in Article X.A.2 of the Plan.

65. The Debtors have determined to convert the DIP Credit Facility into the Exit Facility, and all conditions to such conversion (other than conditions, such as funding, that are not capable of being satisfied until the Effective Date) set forth in the DIP Credit Agreement have been satisfied (or waived by the requisite DIP Lenders under the DIP Credit Agreement in their sole discretion), thereby satisfying the condition to Confirmation set forth in Article X.A.3 of the Plan.

66. The Committee and the Noteholders holding at least 50 percent of principal amount of the outstanding Senior Subordinated Notes have agreed to waive the condition to confirmation of the Plan set forth in Article X.A.4.

67. Each of the other conditions to Confirmation set forth in Article X.A of the Plan has been satisfied or waived in accordance with the provisions of the Plan.

S.	Likelihood of Satisfaction of Conditions Precedent to Consummation

68. The Plan shall not become effective unless and until the conditions set forth in Article X.B of the Plan have been satisfied or waived pursuant to Article X.C of the Plan.

69. Each of the conditions precedent to Consummation, as set forth in Article X.B of the Plan, has been satisfied or waived in accordance with the provisions of the Plan, or is reasonably likely to be satisfied. In the event that one or more of the conditions specified in Article X.B of the Plan have not occurred or otherwise been waived pursuant to Article X.C of the Plan, then the provisions of Article X.E of the Plan shall govern.

T.	Implementation

70. All documents and agreements necessary to implement the Plan, including those contained in the Amended Plan Supplement, and all other relevant and necessary documents, have been negotiated in good faith, at arm’s length, and are in the best interests of the Debtors and the Reorganized Debtors and shall, upon completion of documentation and execution be valid, binding, and enforceable documents and agreements not in conflict with any federal or state law.

U.	Approval of Exit Facility

71. The Exit Facility is an essential element of the Plan, and entry into the Exit Facility is in the best interests of the Debtors, their Estates, and their Creditors. The Debtors are authorized, without further approval of this Court or any other party, to execute and deliver all Exit Facility Documents and all agreements, documents, instruments, and certificates relating thereto and perform their obligations thereunder.

V.	No Change of Control

72. The Senior Secured FRN Indenture defines a “Change of Control” as:

“(1) any Person or Group (other than the Company or a Wholly Owned Restricted Subsidiary) is or becomes the ‘beneficial owner,’ directly or indirectly, in the aggregate of 35% or more of the total voting power of the Voting Stock of the Company; or

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company, together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved [(each, a “Continuing Director”)], cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

(3) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company, whether or not otherwise in compliance with this Indenture; or

(4) the Company consolidates with, or merges with or into, another Person, or the Company sells, conveys, assigns, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company, determined on a consolidated basis, to any Person.”

73. No evidence has been proffered that suggests that any Person or Group is, or upon consummation of the Plan will be, the beneficial owner of 35% or more of the total voting power of the voting stock of Constar. Moreover, pursuant to the new Certificate of Incorporation of Reorganized Constar (Exhibit C-1 to the Plan Supplement), no holder of New Equity is permitted to acquire additional shares of the New Equity if such acquisition shall constitute a Change of Control under the Senior Secured FRN Indenture.

74. The evidence proffered or adduced at the Confirmation Hearing and in the Debtors’ Memorandum, the Committee’s Memorandum and the Declarations: (a) is persuasive and credible; (b) has not been controverted by other evidence; and (c) establishes that the consummation of the Plan shall not constitute a “Change of Control” under the Senior Secured FRN Indenture.

75. Based upon such uncontroverted evidence, the Bankruptcy Court specifically finds as follows:

(a)	In October 2008, prior to the commencement of the Debtors’ chapter 11 cases on December 29, 2008, an ad hoc committee (the “Ad Hoc Committee”) of certain unaffiliated holders and investment managers or advisors for unaffiliated holders of the Senior Subordinated Notes was formed for the purpose of negotiating a potential transaction with Constar.

(b)	The function of the Ad Hoc Committee was merely one of convenience, including sharing a single firm as legal counsel to reduce costs. The Ad Hoc Committee retained Goodwin Procter LLP as its counsel, and the Debtors agreed to pay Goodwin Procter’s reasonable fees and expenses.

(c)	The Ad Hoc Committee consisted of a number of unaffiliated holders and investment managers or advisors for unaffiliated holders of the Senior Subordinated Notes. There was no formal organizational structure of the Ad Hoc Committee. No bylaws or other document governed its functioning.

(d)	Notwithstanding participation on the Ad Hoc Committee, the members of the Ad Hoc Committee retained their own investment and decision-making authority in their sole discretion, and this fact was made clear to the Debtors from the outset. No member of the Ad Hoc Committee was bound by any decision of any other member of the Ad Hoc Committee, nor did any member delegate any decision-making authority to the Ad Hoc Committee. In fact, the members of the Ad Hoc Committee disagreed as to various matters during the Ad Hoc Committee’s existence.

(e)	The members of the Ad Hoc Committee were free to resign from the Ad Hoc Committee at any time, and additional members were able to join from time to time. In fact, the Ad Hoc Committee’s membership did change from time to time as holders resigned or joined.

(f)	Prior to the Petition Date, the Ad Hoc Committee participated in negotiating the pre-arranged plan of reorganization filed on the Petition Date. There was no agreement of any kind between the members of the Ad Hoc Committee. In particular, there was never any agreement among the members of the Ad Hoc Committee to act together for the purpose of acquiring, holding, voting or disposing of any equity securities.

(g)	Holders of a majority of the outstanding Senior Subordinated Notes had, prior to the Petition Date, indicated their intention to support the framework for the restructuring embodied in the Plan. However, no member of the Ad Hoc Committee ever entered into any binding agreement at any time—either with any other member of the Ad Hoc Committee or with the Debtors—to support the Plan or vote in favor of the Plan, and each member was free at the time the Plan was filed, and since that time and through the deadline for voting on the Plan remained free to acquire, hold, sell, vote or dispose of the Senior Subordinated Notes in such manner as each member saw fit in its own discretion.

(h)	The Ad Hoc Committee disbanded and dissolved prior to the commencement of the Debtors’ chapter 11 cases, some 120 days prior to the date of the hearing scheduled for the Court to consider confirmation of the Plan. There have been no calls or meetings of the Ad Hoc Committee since prior to the Debtors’ bankruptcy filing.

(i)	In the five years prior to the date of the Confirmation Hearing, no Noteholder that had formerly been a member of the Ad Hoc Committee held any equity interest in the Debtors.

(j)	Upon consummation of the Plan, no Noteholder that had formerly been a member of the Ad Hoc Committee will hold 35% or more of the outstanding common stock.

76. Each member of the existing Board of Directors of Constar has been a director of Constar since at least April 28, 2007 or whose election to the current Board of Directors or nomination for election by the shareholders of Constar was approved by a majority of the directors of Constar then still in office who were directors at the beginning of such two year period, and each such current director is thus a Continuing Director. Assuming that a majority of the existing Board of Directors approves the New Directors of Constar in connection with consummation of the Plan, the new Board of Directors of Reorganized Constar will be composed entirely of Continuing Directors.

77. The conditions set forth in clauses (3) and (4) are not applicable to the transactions contemplated by the Plan

78. Thus, the occurrence of any or all of the following (a) the commencement of the Debtors’ chapter 11 cases, (b) the filing, prosecution or confirmation of the Plan, (c) the consummation of the Plan, (d) the transactions contemplated by or resulting from the Plan or any document or instrument contemplated by the Plan, including, without limitation, the issuance of the New Equity and the appointment of the New Board, (e) any other effect of the Debtors’ chapter 11 cases, and (f) the emergence of the Debtors from the chapter 11 cases, will not constitute a “change of control” (or “change in control”) under, and within the meaning of, the Senior Secured FRN Indenture, the DIP Facility, the Exit Facility, or pursuant to any change of control or similar provisions of any other material agreements of the Debtors (including, without limitation, any employment agreement or change in control agreement (including, without limitation, those certain Change in Control Agreements between the Company, on the one hand, and Certain Employees and other employees, on the other). In addition, any clause or provision of any agreement between any of the Debtors and any other party that would purport to modify the rights of such other party (including the Change of Control Agreements referenced above but excluding the DIP Facility, the Exit Facility and the agreements entered into in connection with such facilities) based on any or all of the following (a) the commencement of the Debtors’ chapter 11 cases, (b) the filing, prosecution or confirmation of the Plan, (c) the consummation of the Plan, and (d) the emergence of the Debtors from the chapter 11 cases, shall be ineffective pursuant to section 365(e)(1) of the Bankruptcy Code.

II. ORDER

BASED ON THE FOREGOING FINDINGS OF FACT AND CONCLUSIONS OF LAW, IT IS THEREFORE ORDERED, ADJUDGED, AND DECREED THAT:

A.	Objections

79. To the extent that any objections, reservations of rights, responses, statements, comments (or any related joinders) to Confirmation (each an “Objection,” and collectively the “Objections”) have not been withdrawn, waived, or settled prior to entry of the Confirmation Order or otherwise resolved as stated on the record of the Confirmation Hearing, each such Objection is hereby overruled on the merits.

B.	Findings of Fact and Conclusions of Law

80. This Confirmation Order constitutes this Court’s findings of fact and conclusions of law under Fed. R. Civ. P. 52, as made applicable by Bankruptcy Rules 7052 and 9014. Any and all findings of fact shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law shall constitute conclusions of law even if they are stated as findings of fact.

C.	Confirmation of the Plan

81. The Plan and Amended Plan Supplement and each of their provisions are confirmed in each and every respect pursuant to section 1129 of the Bankruptcy Code and all Modifications to the Plan are approved pursuant to section 1127 of the Bankruptcy Code. A copy of the Plan is attached hereto as Exhibit C.

82. The documents contained in the Amended Plan Supplement, and any amendments, modifications, and supplements thereto, and all documents and agreements related thereto (including all exhibits and attachments thereto and documents referred to in such papers), and the execution, delivery, and performance thereof by the Reorganized Debtors, are authorized and approved as finalized, executed, and delivered. Without further order or authorization of the Bankruptcy Court, subject to the requirements of the Plan, the Debtors, Reorganized Debtors, and their successors are authorized and empowered to make all modifications to all documents included as part of the Amended Plan Supplement that are consistent with the Plan. As set forth in the Plan, once finalized and executed, the documents comprising the Amended Plan Supplement and all other documents contemplated by the Plan shall constitute legal, valid, binding, and authorized obligations of the respective parties thereto, enforceable in accordance with their terms and, to the extent applicable, shall create, as of the Effective Date, all Liens and other security interests purported to be created thereby.

83. The terms of the Plan, the Amended Plan Supplement, and exhibits thereto are incorporated by reference into, and are an integral part of, the Confirmation Order. The terms of the Amended Plan Supplement, all exhibits thereto, and all other relevant and necessary documents, shall be effective and binding as of the Effective Date of the Plan. The failure to specifically include or to refer to any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of any such provision.

D.	Solicitation and Notice

84. Notice of the Confirmation Hearing complied with the terms of the Disclosure Statement Order, was appropriate and satisfactory based on the circumstances of these chapter 11 cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules. The solicitation of votes on the Plan and the Solicitation Materials, including the Committee Letter, complied with the solicitation procedures in the Disclosure Statement Order, was appropriate and satisfactory based upon the circumstances of these chapter 11 cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules. Notice of the Amended Plan Supplement, and all related documents, was appropriate and satisfactory based upon the circumstances of these chapter 11 cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules.

E.	Plan Classification Controlling

85. The classifications of Claims and equity interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan.

F.	Executory Contracts and Unexpired Leases

86. The Executory Contract and Unexpired Lease provisions of Article V of the Plan shall be, and hereby are, approved.

87. Entry of this Order shall, subject to and upon the occurrence of the Effective Date, constitute (a) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the Executory Contracts and Unexpired Leases assumed pursuant to the Plan and (b) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the Executory Contracts and Unexpired Leases rejected pursuant to the Plan.

88. Notwithstanding anything contained in the Plan to the contrary, unless specifically rejected by order of the Bankruptcy Court, all of the Debtors’ insurance policies and any agreements, documents or instruments relating thereto, are continued pursuant to this Confirmation Order.

89. The parties to such executory contracts or unexpired leases to be assumed pursuant to the Plan were afforded with good and sufficient notice of such assumption and an opportunity to object and be heard. Except as otherwise agreed to by the Debtors and any third party in any stipulation entered into with respect to any assumed Executory Contract or Unexpired Lease (and approved by this Court), any request for payment of Cure Claims with respect to any Executory Contract or Unexpired Lease to be assumed pursuant to the Plan in an amount different than specified in the Plan Supplement, the First Amended Plan Supplement, the Second Amended Plan Supplement or the Third Amended Plan Supplement that was not filed and served on the Debtors no later than 10 days after the filing of the respective plan supplement shall be and hereby is forever barred, estopped and enjoined from asserting such Cure Claims against the Debtors, the Reorganized Debtors or their respective property, and such Cure Claims will be deemed discharged as of the Effective Date. With respect to the objections filed to the Debtors’ assumption of contracts and leases pursuant to Article V of the Plan, the Bankruptcy Court shall hold a hearing on a date to be set by the Bankruptcy Court. Notwithstanding Article V of the Plan, the Debtors shall retain their rights to reject any of their executory contracts or unexpired leases that are subject to a dispute concerning amounts necessary to cure any defaults through the later of the Effective Date and the date set by any other order of the Bankruptcy Court.

90. In the event that the rejection of an executory contract or unexpired lease by the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not evidenced by a timely filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors or Reorganized Debtors, or their properties or interests in property as agents, successors, or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon Epiq Bankruptcy Solutions LLC, the Debtors’ Court-appointed Claims agent, on or before the date that is 20 days after the later of (i) the date of service of notice of the Confirmation Date, (ii) notice of modification to Exhibits E or F of the Plan Supplement (solely with respect to the party directly affected by such modification), or (iii) the date of service of notice of such later rejection date that occurs as a result of a dispute concerning amounts necessary to cure any defaults (solely with respect to the party directly affected by such rejection).

G.	Administrative Claims

91. A holder of an Administrative Claim, other than those persons or entities listed in paragraph 14 of the Disclosure Statement Order, must file with the Bankruptcy Court and serve on the Debtors notice of such Administrative Claim by the Administrative Expense Bar Date. Failure to file and serve such notice timely and properly shall result in the Administrative Claim being forever barred and discharged.

H.	Provisions Governing Distributions

92. The distribution provisions of Articles VI and VII of the Plan shall be, and hereby are, approved in their entirety. Except as otherwise set forth in the Plan, the Reorganized Debtors shall make all distributions required under the Plan.

I.	Procedures for Resolution of Disputed, Contingent, and Unliquidated Claims

93. The Claim resolution procedures contained in Article VII of the Plan shall be, and hereby are, approved in their entirety

94. Any and all objections to Claims in accordance with Article VII of the Plan shall be deemed timely filed if interposed on or before the date that is 180 days after the Effective Date; provided, however, that such deadline may be extended by the Bankruptcy Court upon motion of the Reorganized Debtors, without notice or a hearing.

J.	Releases, Injunction, Exculpation, and Related Provisions Under the Plan

95. The releases, injunctions, exculpations, and related provisions set forth in Article VIII of the Plan are hereby approved and authorized in their entirety.

96. Pursuant to Article VIII.I of the Plan, all injunctions or stays in effect in these chapter 11 cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

K.	Post-Confirmation Notices and Deadline for Submission of Professionals’ Fees

97. In accordance with Bankruptcy Rules 2002 and 3020(c), within ten business days of the date of entry of the Confirmation Order, the Debtors shall serve the Notice of Confirmation by United States mail, first class postage prepaid, by hand, or by overnight courier service to all parties having been served with the Confirmation Hearing Notice (as defined in the Disclosure Statement Order); provided, however, that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed a Confirmation Hearing Notice, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. To supplement the notice described in the preceding sentence, within twenty days of the date of the Confirmation Order the Debtors shall publish a Notice of Confirmation once each in The Wall Street Journal and The Times (of London). Mailing and publication of the Notice of Confirmation in the time and manner set forth in this paragraph shall be good and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c), and no other or further notice is necessary.

98. The Notice of Confirmation shall have the effect of an order of the Bankruptcy Court, shall constitute sufficient notice of the entry of the Confirmation Order to any filing and recording officers, and shall be a recordable instrument notwithstanding any contrary provision of applicable non-bankruptcy law.

99. Within ten business days after the occurrence of the Effective Date, the Reorganized Debtors shall file notice of the occurrence of the Effective Date, the form of which is attached hereto as Exhibit D, and shall serve a copy of same on those parties to executory contracts and unexpired leases of the Debtors that are designated to be rejected as set forth on the List of Executory Contracts and Unexpired Leases to be Rejected, attached as Exhibit E to the Plan Supplement.

100. Except as otherwise provided in the Plan, all final requests for payment of Claims of a Professional for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall be filed with the Bankruptcy Court no later than thirty (30) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Claims shall be determined by the Bankruptcy Court and paid in cash in full under the Plan within thirty (30) days after the date on which the order approving such Professional Claims becomes a final order.

101. In accordance with Article IX.D, on the Effective Date, the Reorganized Debtors shall fund the Professional Fee Escrow Account with Cash equal to the aggregate Professional Fee Reserve Amount for all Professionals. The Professional Fee Escrow Account shall be maintained in trust for the Professionals with respect to whom fees or expenses have been held back pursuant to the Interim Compensation Order. Such funds shall not be considered property of the Reorganized Debtors. The remaining amount of Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account when such Claims are Allowed by a Bankruptcy Court order. When all Claims of Professionals have been paid in full, amounts remaining in the Professional Fee Escrow Account, if any, shall be paid to the Reorganized Debtors.

102. To receive payment for unbilled fees and expenses incurred through the Effective Date, on or before the Effective Date the Professionals shall estimate their Accrued Professional Compensation prior to and as of the Effective Date and shall deliver such estimate to the Debtors within ten days of the entry of this Order. If a Professional does not provide such an estimate, the Reorganized Debtors may estimate the unbilled fees and expenses of such Professional; provided, however, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional. The total amount so estimated as of the Effective Date shall comprise the Professional Fee Reserve Amount.

103. On the Effective Date, Reorganized Debtors shall pay in cash in full all reasonable fees and expenses of the Senior Subordinated Note Trustee and the Senior Secured FRN Indenture Trustee.

104. Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation and Consummation of the Plan incurred by the Reorganized Debtors. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

L.	Exit Facility

105. The Debtors and the Reorganized Debtors are authorized to execute and deliver all agreements, documents and instruments attached to the Exit Facility required to be executed and delivered in connection with the Conversion of the DIP Facility into the Exit Facility and perform their obligations thereunder including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages or indemnities without the need for further corporate action and without any further Bankruptcy Court approval. The Exit Facility Documents shall constitute the legal, valid and binding obligations of the Reorganized Debtors that are parties thereto, enforceable in accordance with their respective terms. The Liens granted under the Final DIP Order shall continue to secure all obligations under the Exit Facility Documents (unless otherwise stated in the Exit Facility Documents) and shall not be altered, amended or discharged by confirmation of the Plan and shall be, and shall remain, legal, valid, perfected, non-voidable and binding liens on, and security interests in, all property and assets of the Reorganized Debtors (other than the First Mortgage Collateral (as defined in the Access, Use and Intercreditor Agreement dated as of February 11, 2005, by and among Citicorp USA, Inc., as administrative agent, Citibank N.A., London Branch, as security trustee, The Bank of New York, as trustee, and The Bank of New York, London Branch, as security trustee, which Intercreditor Agreement was attached as an exhibit to the Form 8-K filed by Constar on February 17, 2005)) having the priority granted to them under the Final DIP Order and no obligation, payment, transfer or grant of security under the Exit Facility Documents or the Final DIP Order shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law or subject to any defense, reduction, recoupment, setoff or counterclaim.

106. The Debtors and the Reorganized Debtors, as applicable, and the other persons granting any Liens and security interests to secure the obligations under the Exit Facility Documents are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary or desirable to establish and further evidence of perfection of such liens and security interests under the provisions of any applicable federal, state, provincial or other law (whether domestic or foreign) (it being understood that perfection of the Exit Facility occurred automatically upon entry of the Interim DIP Order, and any such filings, recordings, approvals and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties. The Secured FRN Security Representatives are authorized and, if requested by the Debtors, directed to execute and deliver an agreement identical to that certain Access, Use and Intercreditor Agreement, by and among the Secured FRN Security Representatives, Citicorp USA, Inc., Constar and various affiliates, dated February 11, 2005, in favor of the lenders providing the Exit Facility (subject to changing names of parties, documents and addresses as appropriate).

107. The Exit Facility, any related agreements, and the transactions contemplated thereby are approved in their entirety and, upon execution and delivery of the agreements and documents relating thereto by the applicable parties, the Exit Facility shall be in full force and effect and valid, binding and enforceable in accordance with its terms. The loans and other extensions of credit contemplated by the Exit Facility and the granting of Liens to secure such loans and other extensions of credit are approved and authorized in all respects. The granting of such Liens, the making of such loans and other extensions of credit, and the execution and consummation of the Exit Facility shall not constitute a fraudulent conveyance or transfer under state or federal law and such Liens shall be unavoidable for all purposes.

108. In accordance with the Final Order (i) Authorizing Debtors to Obtain Postpetition Financing pursuant to Sections 363 and 364 of the Bankruptcy Code, (ii) Granting Liens and Superpriority Claims to Postpetition Lenders pursuant to Section 364 of the Bankruptcy Code, (iii) Authorizing Use of Cash Collateral pursuant to Section 363 of the Bankruptcy Code, (iv) Authorizing Debtors to Repay Certain Prepetition Indebtedness, (v) Approving Assumption of Certain Ancillary Loan Documents pursuant to Section 365 and Providing Cash Collateral Therefor and (vi) Providing Adequate Protection to Prepetition Lenders pursuant to Sections 361, 362, 363 and 364 of the Bankruptcy Code [Docket No. 109], and notwithstanding the provisions of the Order Establishing Various Bar Dates for Filing Proofs of Claim and Approving Form, Manner, and Sufficiency of Notice Thereof. [Docket No. 141], the lenders under the DIP Credit Facility shall not be obligated to file Administrative Expense Claims.

M.	Senior Secured FRNs

109. Notwithstanding confirmation of the Second Amended Plan, the discharge under sections 1141 and 524 of the Bankruptcy Code, or any provision of the Plan or this Order, (i) all liens and security interests granted by the Debtors to secure the Senior Secured FRN Claims shall continue to be valid, binding, enforceable, perfected, and unavoidable liens and security interests and (ii) neither the indenture trustee under Senior Secured FRN Indenture nor any holder of a Senior Secured FRN Claim shall be required to take any action to perfect or maintain the perfection of, the validity of, or the enforceability of, such liens and security interests with respect to the Debtors or the Reorganized Debtors. Nothing in this paragraph 109 is intended to limit or restrict the obligations of the Secured FRN Security Representatives to execute certain security documents as provided in the last sentence of paragraph 106.

N.	Officers and Directors of the Reorganized Debtors

110. The members of the New Board of each of the Debtors shall be as set forth in the Second Amended Plan Supplement; provided, however, that the individuals comprising the New Board of Constar shall be elected by the Existing Board of Constar (including a majority of such members who were, for at least two years, members of the Board of Directors of Constar, together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Constar was approved by a vote of a majority of the directors of Constar then still in office who are Continuing Directors). On the Effective Date, the New Board of Reorganized Constar shall be comprised of seven members, six of which are identified in the Second Amended Plan Supplement. The selection of the seventh director pursuant to the procedure set forth in Article IV.K.2 of the Plan shall be authorized, but not required, prior to the Effective Date, and if such director is selected prior to the Effective Date, the Debtors shall file a notice with the Bankruptcy Court identifying such member.

111. Pursuant to section 1129(a)(5)(A)(ii) of the Bankruptcy Code, the Bankruptcy Court approves as consistent with the interests of creditors and interest holders and with public policy the selection, election, and/or continuance, as the case may be, of these individuals as set forth in the Second Amended Plan Supplement; provided, however, that nothing set forth in the Plan shall prevent any of the foregoing individuals from resigning or from being removed or replaced as an officer or director without further order of the Bankruptcy Court.

112. On the Effective Date, the operation of the Reorganized Debtors shall become the general responsibility of the New Board, subject to, and in accordance with, the New Organizational Documents.

O.	New Employee Agreements

113. On the Effective Date, with respect to Michael Hoffman, James Bolton and David Waksman (collectively, the “Employees”), Reorganized Constar shall enter into amended forms of the Employees’ Old Employment Agreements (or assume the Employees’ Old Employment Agreements on an amended basis), which are in form and substance acceptable to the Supporting Noteholders and the Committee.

P.	Ownership and Control

114. No Holder of a Class 2—Senior Secured FRN Claim may take any action under the Senior Secured FRN Indenture on account of or arising from the occurrence of any or all of the following (a) the commencement of the Debtors’ chapter 11 cases, (b) the filing, prosecution or confirmation of the Plan, (c) the consummation of the Plan, (d) the transactions contemplated by or resulting from the Plan or any document or instrument contemplated by the Plan, including, without limitation, the issuance of the New Equity and the appointment of the New Board, (e) any other effect of the Debtors’ chapter 11 cases, and (f) the emergence of the Debtors from the chapter 11 cases. Any clause or provision of any agreement between any of the Debtors and any other party (excluding the DIP Facility, the Exit Facility and any other agreements entered into in connection with those facilities) that would purport to modify the rights of such other party based on any or all of the following (a) the commencement of the Debtors chapter 11 cases, (b) the filing, prosecution or confirmation of the Plan, (c) the consummation of the Plan, and (d) the emergence of the Debtors from the chapter 11 cases, shall be ineffective pursuant to section 365(e)(1) of the Bankruptcy Code.

115. The Old Employee Agreements and the Change of Control Agreements with employees who are parties to such agreements (other than the Certain Employees) have been or will be modified to waive any change of control provisions and the transactions contemplated under the Plan shall not be deemed a change of control pursuant to any change of control provisions in either the Old Employment Agreements or such Change of Control Agreements.

116. The transactions contemplated under the Plan shall be deemed not to constitute a change of control for purposes of any of the contracts, agreements, policies, programs, and plans, honored in the ordinary course of business by the Reorganized Debtors on or after the Effective Date, for, among other things, compensation, health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity at any time.

117. The SERP shall be terminated in accordance with section 12.1 thereof in connection with the effectiveness of the Plan and in accordance with and pursuant to Treasury Regulation Section 1.409A-3(j)(4)(ix)(A). Each Participant (as defined in the SERP) shall become 100% vested in his accrued benefit under the SERP and, pursuant to section

503(b)(1)(A) of the Code, shall be entitled to a lump sum payment of the Actuarial Equivalent (as defined in the SERP) of the benefit to which he would be entitled if he had a Normal Retirement (as defined in the SERP) on the day of the Effective Date, which lump sum payments (estimated as of May 15, 2009) are set forth in the Amended Plan Supplement, and which amount will be paid no later than 15 days after the Effective Date.

Q.	Vesting of Assets

118. Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated therein, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens (a) granted to secure the Exit Facility and Claims pursuant to the DIP Facility that by their terms survive termination of the DIP Facility, and (b) granted to secure the Senior Secured FRN Indenture). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

R.	Amendment of Organizational Documents

119. On the Effective Date, or as soon thereafter as practicable, the Debtors shall file their New Organizational Documents (as set forth in the Amended Plan Supplement), as required or deemed appropriate, with the appropriate entities in their respective jurisdictions of incorporation or establishment. Notwithstanding the terms of such New Organizational Documents, Paragraph F.1 of Article Tenth of the proposed Restated Certificate of Incorporation of Constar, filed as Exhibit C-1 to the Second Amended Plan Supplement (relating to the legending of the voting stock) is deleted in its entirety.

S.	Cancellation of Securities and Agreements

120. On the Effective Date, the Old Equity Interests shall be deemed, and shall be, canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise. Similarly, on the Effective Date, except as otherwise specifically provided for in the Plan (e.g., with respect to the Senior Secured FRNs in Article III of the Plan or with respect to assumed executory contracts and unexpired leases in Article V of the Plan or with respect to the DIP Facility): (1) the obligations of the Debtors under the Prepetition Credit Agreement, the Senior Subordinated Note Indenture and any other Certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest, including, without limitation, Old Equity Interests, shall be canceled solely as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, Old Equity Interests, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim or Intercompany Interest shall continue in effect solely for purposes of allowing Holders to receive distributions under the Plan; provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Intercompany Interests pursuant to the Bankruptcy Code, the Confirmation Order or the Second Amended Plan, or result in any expense or liability to the Reorganized Debtors.

T.	Surrender of Canceled Instruments or Securities

121. As a condition precedent to receiving any distribution on account of its Allowed Claim, each record Holder of a Class 4—Senior Subordinated Note Claim shall be deemed to have surrendered the certificates or other documentation underlying each such Claim, and all such surrendered certificates and other documentations shall be deemed to be canceled pursuant to Article IV.H of the Plan, except to the extent otherwise provided in the Plan. The Senior Subordinated Note Trustee and/or the Debtors may (but shall not be required to) request that registered Holders of the Senior Subordinated Notes surrender their notes for cancellation.

U.	Issuance of New Equity Interests

122. On the Effective Date or as soon as reasonably practicable thereafter, Reorganized Constar shall (a) authorize 75 million shares of New Equity; and (b) issue up to 2 million shares of Distribution Shares, which shall be free and clear of all liens, claims or encumbrances of any kind or nature, for distribution to Holders of Class 4 Claims. The amount of New Equity authorized in clause (a) above shall include reserves for the number of shares of New Equity necessary to satisfy the required distributions or issuances of shares and options to be granted under the Management Incentive Plan. The issuance of the New Equity, including the Distribution Shares and the shares of the New Equity, options, or other equity awards, if any, reserved for the Management Incentive Plan, by Reorganized Constar is authorized without the need for any further corporate action or without any further action by a Holder of Claims or Interests. The New Equity issued under the Plan shall be subject to dilution based upon (a) the issuance of New Equity pursuant to the Management Incentive Plan and (b) any other shares of New Equity issued after the consummation of the Plan.

123. All of the shares of New Equity issued pursuant to the Plan shall be duly authorized, validly issued and, if applicable, fully paid and non-assessable. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

124. Subject to the limitation specified in the following sentence, the issuance pursuant to the Plan of New Equity to any Holder of Class 4—Senior Subordinated Note Claims by which any such Holder becomes, immediately following such issuance, an “interested stockholder” (as defined in section 203 of the Delaware General Corporation Law (the “DGCL”)) of Constar, is hereby approved by the Bankruptcy Court, pursuant to DGCL § 303, with the same effect as unanimous approval by the Board of Directors of Constar pursuant DGCL § 203(a)(1). The approval, under DGCL §§ 203(a)(1) and 303, of the transactions by which any Holder of Class 4—Senior Subordinated Note Claims becomes an “interested stockholder” of Constar pursuant to the preceding sentence is expressly conditioned upon, as to each such Holder, such Holder executing and delivering to the Debtors within thirty (30) days of the Effective Date of the Plan an agreement, in the form attached hereto as Exhibit E, acknowledging and agreeing to be bound by the alternative interested stockholder provisions contained in Article Eleventh of the Restated Certificate of Incorporation of Constar. The Debtors shall provide a notice to Holders of Class 4—Senior Subordinated Note Claims of the right of such Holders who became interested stockholders immediately following the issuance of shares pursuant to the Plan to “opt out” of DGCL § 203 by “opting in” to the restrictions provided in Article Eleventh of Constar’s Restated Certificate of Incorporation (which such notice may be included in a notice of entry of the Confirmation Order).

V.	Exemption from Securities Laws

125. The offering, issuance, and distribution of New Equity contemplated by the Plan and any and all settlement agreements incorporated herein shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities, to the fullest extent permitted by section 1145 of the Bankruptcy Code. In addition, under section 1145 of the Bankruptcy Code any Securities contemplated by the Plan and any and all settlement agreements incorporated therein, including the New Equity, will be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; and (ii) any applicable regulatory approval.

W.	Exemptions from Taxation

126. Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the New Equity, the Exit Facility, any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

127. Section 346 of the Bankruptcy Code shall apply to any taxes that may potentially result from, or may be related to, the events, transactions and occurrences of these chapter 11 cases, and, in particular, pursuant to section 346(j) of the Bankruptcy Code, no state or local tax imposed on, or measured by, income shall be imposed on the Debtors or the Reorganized Debtors, including, but not limited to, franchise taxes to the extent that any such franchise taxes are measured by book or taxable income of the Debtors or the Reorganized Debtors as a result of the forgiveness or discharge of indebtedness of the Debtors arising from the Confirmation and Consummation of the Plan, including, but not limited to, undertaking the transactions contemplated by the Plan, or any provision of the Plan or this Confirmation Order.

X.	Effectiveness of All Actions

128. Except as set forth in the Plan, all actions authorized to be taken pursuant to the Plan shall be effective on, prior to, or after the Effective Date pursuant to the Confirmation Order, without further application to, or order of the Bankruptcy Court, or further action by the respective officers, directors, members, or stockholders of the Reorganized Constar or the other Reorganized Debtors and with the effect that such actions had been taken by unanimous action of such officers, directors, members, or stockholders.

Y.	Approval of Consents and Authorization to Take Acts Necessary to Implement Plan

129. Pursuant to section 1142(b) of the Bankruptcy Code, section 303 of the Delaware General Corporation Law, and any comparable provision of the business corporation laws of any other state, each of the Debtors and the Reorganized Debtors hereby is authorized and empowered to take such actions and to perform such acts as may be necessary, desirable or appropriate to comply with or implement the Plan, the Exit Facility, any other Plan documents, and all documents, instruments, and agreements related thereto and all annexes, exhibits, and schedules appended thereto, and the obligations thereunder shall constitute legal, valid, binding and authorized obligations of each of the respective parties thereto, enforceable in accordance with their terms without the need for any stockholder or board of directors’ approval.

130. On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors or Reorganized Debtors, including, without limitation, the authorization to issue or cause to be issued the New Equity, the effectiveness of the New Organizational Documents, the election or appointment, as the case may be, of directors and officers of the Reorganized Debtors pursuant to the Plan and the Amended Plan Supplement, and the authorization and approval of the New Employee Agreements, shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated, without any requirement of further action by any stockholder or directors of the Debtors or Reorganized Debtors; provided, however, that the members of the New Board of Constar shall be elected by the members of the Existing Board as and to the extent provided in Article IV.K.2 of the Plan and paragraphs 29, 76 and 110 of this Order. On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors shall, if required, filed their amended certificates of incorporation with the Secretary of State of the state in which each such entity is (or will be) organized, in accordance with the applicable general business laws of each such jurisdiction.

131. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, and regulations of all states and any other governmental authority with respect to the implementation or Consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts and transactions referred to in or contemplated by the Plan, the Amended Plan Supplement, the Disclosure Statement, and any documents, instruments, or agreements, and any amendments or modifications thereto.

Z.	Retention of Jurisdiction

132. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, these chapter 11 cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

a.	Allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections, indemnifications, offsets or other defenses to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

b.	Decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

c.

Resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V of the Plan, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

d.	Ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

e.	Adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

f.	Adjudicate, decide, or resolve any and all matters related to retained Causes of Action;

g.	Adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

h.	Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

i.	Enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

j.	Resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

k.	Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

l.	Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

m.	Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.J.1 of the Plan;

n.	Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

o.	Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement (other than the Exit Facility Agreement, and any documents related thereto);

p.	Enter an order or Final Decree concluding or closing the chapter 11 cases;

q.	Adjudicate any and all disputes arising from or relating to distributions under the Plan;

r.	Consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

s.	Determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

t.	Hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan (but excluding from and after the Effective Date, any disputes relating to the DIP Facility, if the Conversion Date occurs);

u.	Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

v.	Hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

w.	Enforce all orders previously entered by the Bankruptcy Court; and

x.	Hear any other matter not inconsistent with the Bankruptcy Code.

AA.	Effect of Conflict Between Plan and Confirmation Order

133. If there is any direct conflict between the terms of the Plan or the Amended Plan Supplement and the terms of the Confirmation Order, the terms of the Confirmation Order shall control.

BB.	Authorization to Consummate

134. The Plan shall not become effective unless and until the conditions set forth in Article X.B of the Plan have been satisfied or waived pursuant to Article X.C of the Plan. The Debtors are authorized to consummate the Plan at any time after the entry of the Confirmation Order subject to satisfaction or waiver of the conditions precedent to Consummation set forth in Article X of the Plan.

135. If Consummation of the Plan does not occur, then the provisions of Article X.E of the Plan shall govern.

CC.	Provisions of Plan and Confirmation Order Nonseverable and Mutually Dependent

136. The provisions of the Plan and this Order, including the findings of fact and conclusions of law set forth herein, are non-severable and mutually dependent.

DD.	Record Closed

137. The record of the Confirmation Hearing is closed.

EE.	Binding Effect; Successors and Assigns

138. Subject to Article X.B of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, on and after the Confirmation Date but subject to the occurrence of the Effective Date, the terms of the Plan and the Amended Plan Supplement (including the Management Incentive Plan) shall be immediately effective and enforceable and bind the Debtors, the Reorganized Debtors, and any and all Holders of a Claim against, or Old Equity Interest in, the Debtors and such Holder’s respective successors and assigns, whether or not the

Claim or Interests, including Old Equity Interest, of such Holder is Impaired under the Plan, whether or not such Holder has accepted the Plan and whether or not such Holder is entitled to a distribution under the Plan, and all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

FF.	Governing Law

139. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to Debtors or Reorganized Debtors, as applicable, not incorporated in Delaware shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

GG.	Discharge

140. Upon the Effective Date, in consideration of the distributions to be made under the Plan and except as otherwise expressly provided in the Plan, each holder (as well as any trustees and agents on behalf of each Holder) of a Claim or Interest, including Old Equity Interests, and any Affiliate of such Holder shall be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Old Equity Interests, rights and liabilities that arose prior to the

Effective Date. Upon the Effective Date, all such persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting against the Reorganized Debtors, their successors or assigns or any of their assets or properties any such discharged Claim against or terminated Old Equity Interest or any other or further Claim or equity interest in the Debtors in each case based on any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of equity interest and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

HH.	Dissolution of Committee

141. On the Effective Date, the Creditors’ Committee shall be dissolved and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with these chapter 11 cases, and the retention or employment of the Creditors’ Committee’s attorneys, accountants and other agents, if any, shall terminate other than for purposes of filing and prosecuting applications for final allowances of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith; provided, however, that this provision shall not affect the rights of the Committee members under 11 U.S.C. § 503(b)(3)(F).

II.	Substantial Consummation

142. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

JJ.	Payment of Statutory Fees

143. All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid for each quarter (including any fraction thereof) until these chapter 11 cases are converted, dismissed, or closed, whichever occurs first.

KK.	Miscellaneous

144. Under the Plan, the Pension Plan will not be terminated, and the reorganized Constar, Inc. will assume and continue to maintain the Pension Plan. The reorganized Constar, Inc. and all members of its controlled group are obligated to contribute to the Pension Plan the amount necessary to satisfy the minimum funding standards under sections 302 and 303 of ERISA, 29 U.S.C. §§ 1082 and 1083, and sections 412 and 430 of the Internal Revenue Code, 26 U.S.C. §§ 412 and 430. The Pension Plan may be terminated only if the statutory requirements of either ERISA section 4041, 29 U.S.C. § 1341, or ERISA section 4042, 29 U.S.C. § 1342, are met. If the Pension Plan terminates, the reorganized Constar, Inc. and all members of its controlled group are jointly and severally liable for the unpaid minimum funding contributions, statutory premiums, and unfunded benefit liabilities of the Pension Plan. See ERISA sections 4062(a), 4007; 29 U.S.C. §§ 1362(a), 1307.

145. Nothing in the Plan, Confirmation Order, or section 1141 of the Bankruptcy Code will be construed as discharging, releasing, or relieving Constar, Inc., or its successor, including the reorganized Constar, Inc., or any party, in any capacity, from any liability for the minimum funding requirements or statutory premiums under ERISA or the Internal Revenue Code with respect to the Pension Plan or the PBGC. The PBGC and Pension Plan will not be enjoined or precluded from seeking to enforce such liability as a result of any provision of the Plan or the Confirmation Order.

146. As to the United States, its agencies, departments or agents (collectively, the “United States”), nothing in the Plan or Confirmation Order shall discharge, release, or otherwise preclude: (1) any liability to the United States of the Debtors or Reorganized Debtors; (2) any

liability that is not a claim within the meaning of section 101(5) of the Bankruptcy Code; (3) any valid right of setoff or recoupment; (4) any police or regulatory action to the extent excepted from the automatic stay provisions of section 362 of the Bankruptcy Code; (5) any environmental liability that the Debtors, Reorganized Debtors, or any other person or entity may have as an owner or operator of real property after Confirmation; and (6) any liability to the United States on the part of any Persons other than the Debtors and Reorganized Debtors. Nor shall anything in the Plan or Confirmation Order enjoin or otherwise bar the United States from asserting or enforcing, outside this Court, any liabilities described in this paragraph.

147. The terms and conditions of the Management Incentive Plan as set forth in the term sheet in the Amended Plan Supplement are approved and the Reorganized Debtors are authorized to enter into a Management Incentive Plan that is consistent with the terms contained in the Amended Plan Supplement.

148. Upon the Effective Date, the Annual Incentive and Management Stock Purchase Plan, the Constar International Inc. 2007 Stock-Based Incentive Compensation Plan and the Constar International Inc. 2002 Stock-Based Incentive Compensation Plan, and any and all related agreements, documents or instruments shall be terminated.

149. Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be paid in full in Cash pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due.

LL.	Reversal

150. If any of the provisions of this Order are hereafter reversed, modified or vacated by a subsequent order of the Bankruptcy Court or any other court, such reversal, modification, or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under, or in connection with, the Plan prior to receipt of written notice of such order by the Debtors. Notwithstanding any such reversal, modification or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Order, the Plan, all documents relating to the Plan and any amendments or modifications to any of the foregoing.

MM.	Final Order

151. Notwithstanding anything in Bankruptcy Rule 3020(e) to the contrary, this Order shall constitute a Final Order and the period in which an appeal must be filed shall commence upon the entry hereof.

IT IS SO ORDERED.

Date: May 14, 2009	/s/ Peter Walsh
Wilmington, Delaware	United States Bankruptcy Judge